Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

June 28, 2012

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Ameri Metro, Inc.

York, Pennsylvania

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Amendment No. 1 to Form S-1, Registration Statement under the Securities Act of 1933, filed by Ameri Metro, Inc. of our report dated February 22, 2012, relating to the financial statements of Ameri Metro, Inc., as of and for the year ending July 31, 2011 and for the periods from April 13, 2010 (inception) to July 31, 2011 and 2010, and the reference to us under the caption “Experts”.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan